Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Annual Report of Dominion Resources, Inc. on Form U5S for the year ended December 31, 2004, filed pursuant to the Public Utility Holding Company Act of 1935, of our reports dated February 28, 2005 (which report on the consolidated financial statements expressed an unqualified opinion and included an explanatory paragraph as to changes in accounting principles in 2003 for: asset retirement obligations, contracts involved in energy trading, derivative contracts not held for trading purposes, derivative contracts with a price adjustment feature, the consolidation of variable interest entities, and guarantees), relating to the financial statements and financial statement schedule of Dominion Resources, Inc., and management's report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Dominion Resources, Inc. for the year ended December 31, 2004.

/s/ Deloitte & Touche LLP

Richmond, Virginia
April 26, 2005